Exhibit 16

April 27, 2021

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the description under the caption “Experts” included in the registration statement on Form S-1/A (file number 333-255076) dated April 27, 2021 of Bowman Consulting Group LTD. and are in agreement with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Dixon Hughes Goodman LLP

Tysons, Virginia